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                                                                    EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in this Registration Statement, Amendment No. 1, of Citizens, Inc. on Form S-4 of our report dated February 27, 1995 on our audits of the Consolidated Financial Statements of American Liberty Financial Corporation and Subsidiaries as of December 31, 1994 and 1993, and for each of the years in the two-year period ended December 31, 1994, appearing in the Proxy-Statement Prospectus, which is part of this Registration Statement, Amendment No. 1, and to the reference to us under the heading of "Experts" in such Proxy-Statement Prospectus.


/s/ AMEND, SMITH & CO., P.C.
AMEND, SMITH & CO., P.C.

Oklahoma City, Oklahoma
June 30, 1995